Exhibit 4.4

ARTICLES OF AMENDMENT OF

SANTANDER HOLDINGS USA, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.       The name of the corporation is Santander Holdings USA, Inc. (the “Corporation”).

2.       This amendment (the “Amendment”) amends the Corporation’s existing Articles of Incorporation, as amended and in effect prior to the filing of these Articles of Amendment (the “Existing Articles”), by adding the provisions set forth on Annex A attached hereto into Article III, Part A, Preferred Stock, after Section 4, Series G Non-Cumulative Perpetual Preferred Stock, and immediately preceding Article III, Part B, Common Stock.

3.       The Amendment was adopted by the Corporation on July 22, 2026.

4.       The Amendment was adopted by the Board of Directors without shareholder approval pursuant to Section 13.1-639 of the Code of Virginia and Article III, Part A, Preferred Stock, Section 1 of the Existing Articles.

5.       This Amendment shall become effective as of 12:04 a.m. Eastern Time on August 20, 2026.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its authorized officer on August 10, 2026.

SANTANDER HOLDINGS USA, INC.

By:	/s/ Jonathan Watson
Name: Jonathan Watson
Title: Treasurer and Executive Vice President

Annex A

TEXT OF AMENDMENT

5. Series H Non-Cumulative Perpetual Preferred Stock. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Fixed-Rate Reset Non-Cumulative Perpetual Stock, Series H” (hereinafter called “Series H Preferred Stock”) initially consisting of 6,000 shares, par value $0.01 per share. Shares of authorized Preferred Stock in the Corporation may be classified or reclassified to increase the number of shares constituting the Series H Preferred Stock from time to time by resolution of the Board (or a duly authorized committee of the Board), without the vote or consent of the holders of Series H Preferred Stock in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under these Articles of Incorporation, less all shares at the time authorized of any other series of Preferred Stock. Shares of Series H Preferred Stock shall be dated the date of issue. Shares of outstanding Series H Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall, after such redemption, purchase or acquisition, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series until such shares are once more designated as part of a particular series by the Board.

(a) Definitions. As used in this Section 5 with respect to the Series H Preferred Stock:

(i) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(ii) “Board” means the Board of Directors of the Corporation.

(iii) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

(iv) “Bylaws” means the amended bylaws of the Corporation, as such may be amended, modified or restated from time to time.

(v) “Common Stock” means the common stock of the Corporation.

(vi) “Corporation” means Santander Holdings USA, Inc.

(vii) “Dividend Parity Stock” means the Series E Preferred Stock (as defined in Article III, Part A, Section 2, Series E Non-Cumulative Perpetual Preferred Stock), the Series F Preferred Stock (as defined in Article III, Part A, Section 3, Series F Non-Cumulative Perpetual Preferred Stock),  Series G Preferred Stock (as defined in Article III, Part A, Section 4, Series G Non-Cumulative Perpetual Preferred Stock),  Series I Preferred Stock (as defined in Article III, Part A, Section 6, Series I Non-Cumulative Perpetual Preferred Stock), and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series H Preferred Stock as to the payment of dividends (regardless whether such capital stock bears dividends on a non–cumulative or cumulative basis).

(viii) “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2026; provided, however, that if any such date falls on a day other than a Business Day, then such date shall nevertheless be a Dividend Payment Date, but dividends on the Series H Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series H Preferred Stock).

(ix) “Dividend Period” means the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include June 15, 2026.

(x) “Dividend Record Date” has the meaning set forth in Section 5(b)(i).

(xi) “DTC” means The Depository Trust Company, together with its successors and assigns.

(xii) “Junior Stock” means (1) the Common Stock and (2) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding, other than the Series E Preferred Stock (as defined in Article III, Part A, Section 2, Series E Non-Cumulative Perpetual Preferred Stock), Series F Preferred Stock (as defined in Article III, Part A, Section 3, Series F Non-Cumulative Perpetual Preferred Stock), the Series G Preferred Stock  (as defined in Article III, Part A, Section 4, Series G Non-Cumulative Perpetual Preferred Stock) and the Series I Preferred Stock (as defined in Article III, Part A, Section 6, Series I Non-Cumulative Perpetual Preferred Stock), that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series H Preferred Stock as to (i) payment of dividends and (ii) distributions upon the liquidation, dissolution or winding–up of the Corporation.

(xiii) “Liquidation Junior Stock” means any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series H Preferred Stock as to distributions upon the liquidation, dissolution or winding–up of the Corporation.

(xiv) “Liquidation Parity Stock” means the Series E Preferred Stock (as defined in Article III, Part A, Section 2, Series E Non-Cumulative Perpetual Preferred Stock), the Series F Preferred Stock (as defined in Article III, Part A, Section 3, Series F Non-Cumulative Perpetual Preferred Stock), and the Series G Preferred Stock  (as defined in Article III, Part A, Section 4, Series G Non-Cumulative Perpetual Preferred Stock), Series I Preferred Stock (as defined in Article III, Part A, Section 6, Series I Non-Cumulative Perpetual Preferred Stock) and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series H Preferred Stock as to the payment of distributions upon the liquidation, dissolution or winding–up of the Corporation.

(xv) “Liquidation Preference” means, with respect to any class or series of capital stock of the Corporation, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon the liquidation, dissolution or winding–up of the Corporation (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of capital stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(xvi) “Non–Payment Event” has the meaning set forth in Section 5(e)(iii)(1).

(xvii) “Preferred Stock” means any and all series of Preferred Stock of the Corporation, including the Series H Preferred Stock.

(xviii) “Preferred Stock Directors” has the meaning set forth in Section 5(e)(iii)(1).

(xix) “Redemption Date” has the meaning set forth in Section 5(c)(ii).

(xx) “Redemption Depository” has the meaning set forth in Section 5(c)(v).

(xxi) “Redemption Price” means an amount equal to the Series H Liquidation Amount plus (except as provided herein) the per share amount of any accrued and unpaid dividends on the Series H Preferred Stock prior to the Redemption Date (but with no amount in respect of any dividends that have not been declared prior to the Redemption Date).

(xxii) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of the Series H Preferred Stock or (2) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series H Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series H Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations promulgated by the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series H Preferred Stock is outstanding.

(xxiii) “Series H Liquidation Amount” means $25,000.00 per share of Series H Preferred Stock.

(xxiv) “Series H Preferred Stock” has the meaning set forth in Section 5.

(xxv) “Voting Parity Stock” means any and all series of Dividend Parity Stock having voting rights to elect directors upon a Nonpayment Event.

(xxvi) “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series H Preferred Stock are entitled to vote as specified in Section 5(e) of these Articles of Incorporation, any and all series of Dividend Parity Stock having voting rights equivalent to those described in Section 5(e)(iii).

(b) Dividends.

(i) Rate and Payment. Holders of Series H Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), out of assets legally available under the Code of Virginia, non–cumulative cash dividends at a rate equal to 5.25% of the Series H Liquidation Amount per annum, payable in arrears, on each Dividend Payment Date with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date. Dividends that are payable on the Series H Preferred Stock on any Dividend Payment Date shall be payable to holders of record of Series H Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, no more than 60 calendar days nor less than 10 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board (or a duly authorized committee of the Board) (the “Dividend Record Date”). A Dividend Record Date established for the Series H Preferred Stock need not be a Business Day. Dividends payable on Series H Preferred Stock shall be computed on the basis of a 360–day year consisting of twelve 30–day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one–half cent being rounded upward. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series H Preferred Stock.

(ii) Dividends Non–Cumulative. Dividends on the Series H Preferred Stock will not be cumulative and will not be mandatory. If the Board (or a duly authorized committee of the Board) does not declare a dividend on the Series H Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend for any future Dividend Period with respect to the Series H Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(iii) Priority Regarding Dividends. So long as any share of Series H Preferred Stock remains outstanding, unless (A) the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series H Preferred Stock and (B) the Corporation is not in default on its obligation to redeem any shares of Series H Preferred Stock that have been called for redemption:

(1) no dividend shall be declared, paid or set aside for payment, and no distribution shall be declared, made or set aside for payment, on any Junior Stock, other than (i) a dividend payable solely in Junior Stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Junior Stock for or into other Junior Stock, (ii) the exchange or conversion of Junior Stock for or into other Junior Stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (iv) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Dividend Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a dividend period, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series H Preferred Stock and such Dividend Parity Stock, (ii) as a result of a reclassification of Dividend Parity Stock for or into other Dividend Parity Stock, (iii) the exchange or conversion of Dividend Parity Stock for or into other Dividend Parity Stock or Junior Stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock, (v) purchases of shares of Dividend Parity Stock pursuant to a contractually binding requirement to buy Dividend Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Dividend Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

When dividends are not paid in full upon the shares of Series H Preferred Stock and any Dividend Parity Stock, all dividends paid or declared for payment on a dividend payment date with respect to the Series H Preferred Stock and the Dividend Parity Stock shall be shared based on the ratio between the then–current dividends due on shares of Series H Preferred Stock and (i) in the case of any series of non–cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of Preferred Stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Preferred Stock.

(iv) Dividends Generally. Subject to Section 5(b)(iii), and not otherwise, dividends (payable in cash, securities or otherwise) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on any class or series of Junior Stock or Dividend Parity Stock from time to time out of any assets legally available therefor, and the holders of Series H Preferred Stock shall not be entitled to participate in any such dividend. Holders of Series H Preferred Stock shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

(v) Limitations Under Applicable Law. Dividends on the Series H Preferred Stock shall not be declared, paid or set aside for payment, if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with applicable laws and regulations, including any capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency).

(c) Redemption.

(i) No Mandatory Redemption; No Sinking Fund. The Series H Preferred Stock is perpetual and has no maturity date. The Series H Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series H Preferred Stock shall not have the right to require the redemption or repurchase of the Series H Preferred Stock.

(ii) Optional Redemption. The Corporation may, at its option, subject to Section 5(c)(vi) herein, through a resolution duly adopted by the Board (or a duly authorized committee of the Board), redeem the Series H Preferred Stock at a price per share equal to the Redemption Price (1) in whole or in part, from time to time, on any Dividend Payment Date or (2) in whole but not in part at any time following the occurrence of a Regulatory Capital Treatment Event. Holders of Series H Preferred Stock shall have no right to require the redemption or repurchase of the Series H Preferred Stock. The Redemption Price shall be payable to the holder of any shares of Series H Preferred Stock redeemed on the date fixed for such redemption (the “Redemption Date”) against the surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series H Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder of Series H Preferred Stock entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 5(b) above.

(iii) Notice of Redemption. If any shares of Series H Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of Series H Preferred Stock to be redeemed at their respective last addresses as shown on the records of the Corporation (provided that, if Series H Preferred Stock is held in book–entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Such notice shall be mailed at least 30 days and no more than 60 days before the applicable Redemption Date for such shares. Each such notice of redemption shall include a statement setting forth: (1) the Redemption Date for such shares of Series H Preferred Stock; (2) the number of shares of Series H Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where the certificates evidencing shares of Series H Preferred Stock are to be surrendered for payment of the Redemption Price. Any notice of redemption mailed or otherwise delivered as provided in this Section 5(c)(iii) shall be conclusively presumed to have been duly given, whether or not any holder of Series H Preferred Stock receives such notice. Failure to duly give notice by mail or otherwise pursuant to this Section 5(c)(iii), or any defect in such notice, to any holder of shares of Series H Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series H Preferred Stock.

(iv) Partial Redemption. In case of any redemption of only part of the shares of Series H Preferred Stock at the time outstanding, the shares of Series H Preferred Stock to be redeemed shall be selected either pro rata or by lot.

(v) Effectiveness of Redemption. If notice of redemption has been duly given and if, on or before the Redemption Date specified in such notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of Series H Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board (or any duly authorized committee of the Board) (the “Redemption Depository”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date all shares of Series H Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Series H Preferred Stock shall cease to accrue after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Redemption Depository at any time after the applicable Redemption Date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Redemption Depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the applicable Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and, in the event of such repayment to the Corporation, the holders of record of the shares of Series H Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(vi) Limitations Under Applicable Law. If then required under the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or, if and as applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), any redemption of all or part of the Series H Preferred Stock is subject to the receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (or such successor Appropriate Federal Banking Agency) and to the satisfaction of any condition set forth in the capital rules or regulations of the Board of Governors of the Federal Reserve System applicable to such redemption, including that the Corporation may not redeem the Series H Preferred Stock pursuant to Section 5(c)(ii) herein unless it is replaced with an equal amount of other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Board of Governors of the Federal Reserve System that, following redemption, we will continue to hold capital commensurate with our risk.

(d) Liquidation.

(i) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding–up of the Corporation, holders of Series H Preferred Stock shall be entitled to receive out of assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, after satisfaction of liabilities and obligations to creditors and subject to the rights of holders of any securities ranking senior to Series H Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding–up of the Corporation, before any distribution of assets is made to holders of common stock or any Liquidation Junior Stock, a liquidating distribution in an amount equal to (1) the Series H Liquidation Amount plus (2) the per share amount of any accrued and unpaid dividends on the Series H Preferred Stock prior to the date of payment of such liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series H Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(ii) Partial Payment. In any distribution described in Section 5(d)(i), if the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference to all holders of Series H Preferred Stock and all holders of Liquidation Parity Stock, the amounts paid to the holders of Series H Preferred Stock and to the holders of all Liquidation Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Series H Preferred Stock and all other series of Liquidation Parity Stock.

(iii) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series H Preferred Stock and all corresponding amounts have been paid in full on all Liquidation Parity Stock, if any, the holders of any Liquidation Junior Stock shall be entitled to receive all remaining assets of the Corporation or proceeds thereof according to their respective rights and preferences.

(iv) Merger; Consolidation. For purposes of this Section 5(d)(iv), the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series H Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding–up of the Corporation.

(e) Voting Rights.

(i) General. Except as provided below or as expressly required by law, the holders of shares of Series H Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any one or more series or classes of capital stock of the

Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series H Preferred Stock shall have one vote per share (except as set forth otherwise in this Section 5(e)) on any matter on which holders of Series H Preferred Stock are entitled to vote, including when acting by written consent.

(ii) Supermajority Voting Rights. So long as any shares of Series H Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or these Articles of Incorporation, the affirmative vote or consent of the holders of at least two–thirds of all of the shares of Series H Preferred Stock at the time outstanding and entitled to vote thereon, voting separately as a single class, shall be required to:

(1) authorize or increase the authorized amount of, or issue shares of, any class or series of capital stock of the Corporation ranking senior to the Series H Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding–up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any such class or series of capital stock of the Corporation; or

(2) amend these Articles of Incorporation so as to materially and adversely affect the special powers, preferences, privileges or rights of the Series H Preferred Stock, taken as a whole;

provided, however, that, for all purposes of this Section 5(e)(ii), the authorization, creation and issuance of, or an increase in the authorized or issued amount of, Junior Stock or any series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any series of Preferred Stock, that ranks pari passu with the Series H Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non–cumulative) and as to distributions upon the liquidation, dissolution or winding–up of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of the holders of any outstanding shares of Series H Preferred Stock.

(iii)	Election of Directors under Certain Circumstances.

(1) If and when dividends on the Series H Preferred Stock have not been declared and paid in an aggregate amount in full for at least six quarterly Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board shall automatically be increased by two and the holders of Series H Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the Series H Preferred Stock and any Voting Parity Stock for which dividends have not been paid; provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors, and provided further that the Board of Directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.

(2) In the event that the holders of Series H Preferred Stock and, if applicable, such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the aggregate number of shares of Series H Preferred Stock and each other series of Voting Preferred Stock which then have the right to exercise voting rights similar to those described above (addressed to the Corporation’s Corporate Secretary) then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series H Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 5(f) below, or as may otherwise be required by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series H Preferred Stock may call such a meeting at the Corporation’s expense, upon notice as provided for herein, solely for the election of the Preferred Stock Directors, and for this purpose only such Series H Preferred Stock holder shall have access to the Corporation’s  list of shareholders. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as below provided.

(3) When dividends have been paid in full on the Series H Preferred Stock for four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series H Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series H Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board shall automatically be reduced accordingly. The Preferred Stock Directors shall submit their resignations as directors to the extent necessary to give effect to this paragraph.

(4) Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series H Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). In case any vacancy shall occur among the Preferred Stock

Directors, a successor shall be elected by the Board to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series H Preferred Stock and such Voting Preferred Stock for which dividends have not been paid, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

(iv) Changes after Provision for Redemption. The voting rights provided in this Section 5(e) shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series H Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds for the redemption have been set aside in accordance with Section 5(e)(v).

(v) Changes for Clarification. Without the vote or consent of the holders of Series H Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series H Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series H Preferred Stock:

(1) to cure any ambiguity, or to cure, correct or supplement any provision contained in these Articles of Incorporation that may be defective or inconsistent; or

(2) to make any provision with respect to matters or questions arising with respect to the Series H Preferred Stock that is not inconsistent with the provisions of these Articles of Incorporation.

(vi) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series H Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules and procedures the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of these Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series H Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series H Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series H Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the respective specified liquidation amounts of the shares of Series H Preferred Stock and Voting Preferred Stock voted or covered by the consent. The rules and procedures for calling and conducting any meeting of the holders of Series H Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of these Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series H Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series H Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series H Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the respective specified liquidation amounts of the shares of Series H Preferred Stock and Voting Preferred Stock voted or covered by the consent. Subject to any limitations imposed by applicable law, any action required or permitted by these Articles of Incorporation to be taken by the holders of Series H Preferred Stock at a shareholders’ meeting may be taken without a meeting if the action is taken by the written consent of holders of the Series H Preferred Stock of not less than the minimum number of outstanding shares of Series H Preferred Stock entitled to vote on the action.

(f) Notices. All notices or communications in respect of the Series H Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if given in such other manner as may be permitted herein, in these Articles of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series H Preferred Stock or depositary shares representing an interest in shares of Series H Preferred Stock are issued in book–entry form through DTC, such notices may be given to the holders of the Series H Preferred Stock in any manner permitted by DTC.

(g) No Conversion Rights. The holders of shares of Series H Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

(h) Preemptive Rights. The holders of shares of Series H Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

(i) Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series H Preferred Stock may deem and treat the record holder of any share of Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(j) Stock Certificates. The Corporation may at its option issue shares of Series H Preferred Stock without certificates.

(k) Other Rights. The Series H Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in these Articles of Incorporation or as provided by applicable law.

6. Series I Non-Cumulative Perpetual Preferred Stock. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I”, initially consisting of 135,000 shares, par value $0.01 per share. Shares of authorized and unissued Preferred Stock of the Corporation may be classified or reclassified to increase or decrease the number of shares constituting the Series I Preferred Stock  from time to time  (but not in excess of the total number of authorized shares of Preferred Stock) by the Board (or a duly authorized committee of the Board), without the vote or consent of the holders of Series I Preferred Stock in accordance with law; provided, that any such additional shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares are otherwise treated as fungible with the Series I Preferred Stock for U.S. federal income tax purposes. Shares of Series I Preferred Stock shall be dated the date of issue. In the event that the Corporation issues additional Series I Preferred Stock after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date the Corporation specifies at the time such additional shares are issued. Shares of outstanding Series I Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall, after such redemption, purchase or acquisition, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series until such shares are once more designated as part of a particular series by the Board.

(a) Definitions. As used in this Section 6 with respect to the Series I Preferred Stock:

(i) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Sec. 1813(q)), or any successor provision.

(ii) “Board” means the Board of Directors of the Corporation.

(iii) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

(iv) “Bylaws” means the amended bylaws of the Corporation, as such may be amended, modified or restated from time to time.

(v) “Closing Date” means August 20, 2026.

(vi) “Common Stock” means the common stock of the Corporation.

(vii) “Corporation” means Santander Holdings USA, Inc.

(viii) “Dividend Parity Stock” means the Series E Preferred Stock (as defined in Article III, Part A, Section 2, Series E Non-Cumulative Perpetual Preferred Stock), the Series F Preferred Stock (as defined in Article III, Part A, Section 3, Series F Non-Cumulative Perpetual Preferred Stock),  Series G Preferred Stock  (as defined in Article III, Part A,

Section 4, the Series G Non-Cumulative Perpetual Preferred Stock),  the Series H Preferred Stock  (as defined in Article III, Part A, Section 5, Series H Non-Cumulative Perpetual Preferred Stock), and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series I Preferred Stock as to the payment of dividends (regardless of whether such capital stock bears dividends on a non-cumulative or cumulative basis).

(ix) “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year, commencing with the first such Dividend Payment Date to occur after the Closing Date; provided, however, that if any such date falls on a day other than a Business Day, then such date shall nevertheless be a Dividend Payment Date, but dividends on the Series I Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series I Preferred Stock).

(x) “Dividend Period” means the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include July 15, 2026.

(xi) “Dividend Record Date” has the meaning set forth in Section 6(b)(i).

(xii) “DTC” means The Depository Trust Company, together with its successors and assigns.

(xiii) “FRB” means the Board of Governors of the Federal Reserve System.

(xiv) “Junior Stock” means (1) the Common Stock and (2) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding, other than the Series E Preferred Stock (as defined in Article III, Part A, Section 2, Series E Non-Cumulative Perpetual Preferred Stock), Series F Preferred Stock (as defined in Article III, Part A, Section 3, Series F Non-Cumulative Perpetual Preferred Stock), Series G Preferred Stock  (as defined in Article III, Part A, Section 4, Series G Non-Cumulative Perpetual Preferred Stock), and the Series H Preferred Stock (as defined in Article III, Part A, Section 5, Series H Non-Cumulative Perpetual Preferred Stock), that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series I Preferred Stock as to (i) payment of dividends and (ii) distributions upon the liquidation, dissolution or winding-up of the Corporation.

(xv) “Liquidation Junior Stock” means any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding, other than the Series H Preferred Stock (as defined in Article III, Part A, Section 5, Series H Non-Cumulative Perpetual Preferred Stock), that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series I Preferred Stock as to distributions upon the liquidation, dissolution or winding-up of the Corporation.

(xvi) “Liquidation Parity Stock” means the Series E Preferred Stock (as defined in Article III, Part A, Section 2, Series E Non-Cumulative Perpetual Preferred Stock), the Series F Preferred Stock (as defined in Article III, Part A, Section 3, Series F Non-Cumulative Perpetual Preferred Stock), the Series G Preferred Stock  (as defined in Article III, Part A, Section 4, Series G Non-Cumulative Perpetual Preferred Stock),  the Series H Preferred Stock (as defined in Article III, Part A, Section 5, Series H Non-Cumulative Perpetual Preferred Stock), and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series I Preferred Stock as to the payment of distributions upon the liquidation, dissolution or winding-up of the Corporation.

(xvii) “Liquidation Preference” means, with respect to any class or series of capital stock of the Corporation, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon the liquidation, dissolution or winding-up of the Corporation (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(xviii) “Nonpayment Event” has the meaning set forth in Section 6(e)(iii)(1).

(xix) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series I Preferred Stock.

(xx) “Preferred Stock Directors” has the meaning set forth in Section 6(e)(iii)(1).

(xxi) “Redemption Date” has the meaning set forth in Section 6(c)(ii).

(xxii) “Redemption Depository” has the meaning set forth in Section 6(c)(v).

(xxiii) “Redemption Price” means an amount equal to the Series I Liquidation Amount plus (except as provided herein) the per share amount of any accrued and unpaid dividends on the Series I Preferred Stock prior to the Redemption Date (but with no amount in respect of any dividends that have not been declared prior to the Redemption Date).

(xxiv) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of:

(1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of the Series I Preferred Stock; or

(2) any official administrative decision, judicial decision, administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series I Preferred Stock; there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series I Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations promulgated by the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series I Preferred Stock is outstanding.

(xxv) “Series I Liquidation Amount” means $1,000 per share of Series I Preferred Stock.

(xxvi) “Series I Preferred Stock” has the meaning set forth in Section 6.

(xxvii) “Voting Parity Stock” means any and all series of Dividend Parity Stock having voting rights to elect directors upon a Nonpayment Event.

(xxviii) “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series I Preferred Stock are entitled to vote as specified in Section 6(e) of these Articles of Incorporation, any and all series of Dividend Parity Stock having voting rights equivalent to those described in Section 6(e)(iii).

(b) Dividends.

(i) Rate and Payment. Holders of Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), out of assets legally available under the Code of Virginia, non-cumulative cash dividends at a rate equal to 6.50% of the Series I Liquidation Amount per annum, payable in arrears, on each Dividend Payment Date with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date. Dividends that are payable on the Series I Preferred Stock on any Dividend Payment Date shall be payable to holders of record of Series I Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, no more than 60 calendar days nor less than 10 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board (or a duly authorized committee of the Board) (the “Dividend Record Date”). A Dividend Record Date established for the Series I Preferred Stock need not be a Business Day. Dividends payable on Series I Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series I Preferred Stock shall cease to accrue on the Redemption Date, if any, as described in Section 6(c), unless the Corporation defaults in the payment of the Redemption Price of the shares of the Series I Preferred Stock called for redemption. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series I Preferred Stock.

(ii) Dividends Non-Cumulative. Dividends on the Series I Preferred Stock will not be cumulative and will not be mandatory. If the Board (or a duly authorized committee of the Board) does not declare a dividend on the Series I Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend for any future Dividend Period with respect to the Series I Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(iii) Priority Regarding Dividends. So long as any share of Series I Preferred Stock remains outstanding, unless (A) the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series I Preferred Stock and (B) the Corporation is not in default on its obligation to redeem any shares of Series I Preferred Stock that have been called for redemption:

(1) no dividend shall be declared, paid or set aside for payment, and no distribution shall be declared, made or set aside for payment, on any Junior Stock, other than (i) a dividend payable solely in Junior Stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Junior Stock for or into other Junior Stock, (ii) the exchange or conversion of Junior Stock for or into other Junior Stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (iv) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the date of issuance of the Series I Preferred Stock, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan), or (vi) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Dividend Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series I Preferred Stock and such Dividend Parity Stock, (ii) as a result of a reclassification of Dividend Parity Stock for or into other Dividend Parity Stock, (iii) the exchange or conversion of Dividend Parity Stock for or into other Dividend Parity Stock or Junior Stock, (iv)

through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock, (v) purchases of shares of Dividend Parity Stock pursuant to a contractually binding requirement to buy Dividend Parity Stock existing prior to the date of issuance of the Series I Preferred Stock, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan), or (vi) the purchase of fractional interests in shares of Dividend Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

When dividends are not paid in full upon the shares of Series I Preferred Stock and any Dividend Parity Stock, all dividends paid or declared for payment on a dividend payment date with respect to the Series I Preferred Stock and the Dividend Parity Stock shall be shared based on the ratio between the then-current dividends due on shares of Series I Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of Preferred Stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Preferred Stock.

(iv) Dividends Generally. Subject to Section 6(b)(iii), and not otherwise, dividends (payable in cash, securities or otherwise) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on any class or series of Junior Stock or Dividend Parity Stock from time to time out of any assets legally available therefor, and the holders of Series I Preferred Stock shall not be entitled to participate in any such dividend. Holders of Series I Preferred Stock shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

(v) Limitations Under Applicable Law. Dividends on the Series I Preferred Stock shall not be declared, paid or set aside for payment, if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with applicable laws and regulations, including any capital adequacy rules or regulations of the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency).

(c) Redemption.

(i) No Mandatory Redemption; No Sinking Fund. The Series I Preferred Stock is perpetual and has no maturity date. The Series I Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series I Preferred Stock shall not have the right to require the redemption or repurchase of the Series I Preferred Stock.

(ii) Optional Redemption. The Corporation may, at its option, subject to Section 6(c)(vi) herein, through a resolution duly adopted by the Board (or a duly authorized committee of the Board), redeem the Series I Preferred Stock at a price per share equal to the

Redemption Price (1) in whole or in part, from time to time, on any Dividend Payment Date or (2) in whole, but not in part, at any time following the occurrence of a Regulatory Capital Treatment Event. Holders of Series I Preferred Stock shall have no right to require the redemption or repurchase of the Series I Preferred Stock. The Redemption Price shall be payable to the holder of any shares of Series I Preferred Stock redeemed on the date fixed for such redemption (the “Redemption Date”) against the surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series I Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder of Series I Preferred Stock entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 6(b).

(iii) Notice of Redemption. If any shares of Series I Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of Series I Preferred Stock to be redeemed at their respective last addresses as shown on the records of the Corporation (provided, that if Series I Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Such notice shall be mailed at least 30 days and no more than 60 days before the applicable Redemption Date for such shares. Each such notice of redemption shall include a statement setting forth: (1) the Redemption Date for such shares of Series I Preferred Stock; (2) the number of shares of Series I Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where the certificates evidencing shares of Series I Preferred Stock are to be surrendered for payment of the Redemption Price. Any notice of redemption mailed or otherwise delivered as provided in this Section 6(c)(iii) shall be conclusively presumed to have been duly given, whether or not any holder of Series I Preferred Stock receives such notice. Failure to duly give notice by mail or otherwise pursuant to this Section 6(c)(iii), or any defect in such notice, to any holder of shares of Series I Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series I Preferred Stock.

(iv) Partial Redemption. In case of any redemption of only part of the shares of Series I Preferred Stock at the time outstanding, the shares of Series I Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation, through a resolution duly adopted by the Board (or a duly authorized committee of the Board), may determine to be fair and equitable.

(v) Effectiveness of Redemption. If notice of redemption has been duly given and if, on or before the Redemption Date specified in such notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of Series I Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company doing business in the Borough of Manhattan, City of New York, and having a capital surplus of at least $500 million and selected by the Board (or any duly authorized committee of the Board) (the “Redemption Depository”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date all shares of Series I Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Series I Preferred Stock shall cease to accrue on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Redemption Depository at any time after the applicable Redemption Date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Redemption Depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the applicable Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and, in the event of such repayment to the Corporation, the holders of record of the shares of Series I Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated herein for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(vi) Limitations Under Applicable Law. If then required under the capital adequacy rules or regulations of the FRB (or, if and as applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), any redemption of all or part of the Series I Preferred Stock is subject to the receipt by the Corporation of any required prior approval by the FRB (or such successor Appropriate Federal Banking Agency) and to the satisfaction of any condition set forth in the capital rules or regulations of the FRB (or such successor Appropriate Federal Banking Agency) applicable to such redemption, including that the Corporation may not redeem the Series I Preferred Stock pursuant to Section (c)(ii) herein unless it is replaced with an equal amount of other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the FRB that, following redemption, we will continue to hold capital commensurate with our risk.

(d) Liquidation.

(i) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series I Preferred Stock shall be entitled to receive out of assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, after satisfaction of liabilities and obligations to creditors and subject to the rights of holders of any securities ranking senior to Series I Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of assets is made to holders of common stock or any Liquidation Junior Stock, a liquidating distribution in an amount equal to (1) the Series I Liquidation Amount plus (2) the per share amount of any accrued and unpaid dividends on the Series

I Preferred Stock prior to the date of payment of such liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series I Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(ii) Partial Payment. In any distribution described in Section 6(d)(i), if the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference to all holders of Series I Preferred Stock and all holders of Liquidation Parity Stock, the amounts paid to the holders of Series I Preferred Stock and to the holders of all Liquidation Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Series I Preferred Stock and all other series of Liquidation Parity Stock.

(iii) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series I Preferred Stock and all corresponding amounts have been paid in full on all Liquidation Parity Stock, if any, the holders of any Liquidation Junior Stock shall be entitled to receive all remaining assets of the Corporation or proceeds thereof according to their respective rights and preferences.

(iv) Merger; Consolidation. For purposes of this Section 6(d), the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series I Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of the Corporation.

(e) Voting Rights.

(i) General. Except as provided below or as expressly required by law, the holders of shares of Series I Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any one or more series or classes of capital stock of the Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series I Preferred Stock shall have one vote per share (except as set forth otherwise in this Section 6(e)) on any matter on which holders of Series I Preferred Stock are entitled to vote, including when acting by written consent.

(ii) Supermajority Voting Rights. So long as any shares of Series I Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or these Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series I Preferred Stock at the time outstanding and entitled to vote thereon, voting separately as a single class, shall be required to:

(1) authorize or increase the authorized amount of, or issue shares of, any class or series of capital stock of the Corporation ranking senior to the Series I Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any such class or series of capital stock of the Corporation; or

(2) amend these Articles of Incorporation or the Bylaws so as to materially and adversely affect the special powers, preferences, privileges or rights of the Series I Preferred Stock, taken as a whole;

provided, however, that, for all purposes of this Section 6(e)(ii), the authorization, creation and issuance of, or an increase in the authorized or issued amount of, Junior Stock or any series of Preferred Stock that ranks pari passu with the Series I Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation, or any securities convertible into or exchangeable or exercisable for Junior Stock or any series of Preferred Stock that ranks pari passu with the Series I Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation, shall not be deemed to adversely affect the powers, preferences, privileges or rights of, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series I Preferred Stock.

(iii) Election of Directors under Certain Circumstances.

(1) If and when dividends on the Series I Preferred Stock have not been declared and paid in an aggregate amount in full for at least six quarterly Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board shall automatically be increased by two and the holders of Series I Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the Series I Preferred Stock and any Voting Parity Stock for which dividends have not been paid; provided, that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors; and provided, further, that the Board of Directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.

(2) In the event that the holders of Series I Preferred Stock and, if applicable, such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the aggregate number of shares of Series I Preferred Stock and each other series of Voting Preferred Stock which then have the right to exercise voting rights similar to those described herein above (addressed to the Corporation’s Corporate Secretary) then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series I Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 6(f), or as may otherwise be required by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series I Preferred Stock may call such a meeting at the Corporation’s expense, upon notice as provided for herein, solely for the election of the Preferred Stock Directors, and for this purpose only such Series I Preferred Stock holder shall have access to the Corporation’s list of shareholders. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as herein provided.

(3) When dividends have been paid in full on the Series I Preferred Stock for four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series I Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series I Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board shall automatically be reduced accordingly. The Preferred Stock Directors shall submit their resignations as directors to the extent necessary to give effect to this paragraph.

(4) Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series I Preferred Stock and Voting Preferred Stock (voting together as a single class), when they have the voting rights described herein. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series I Preferred Stock and such Voting Preferred Stock for which dividends have not been paid, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

(iv) Changes after Provision for Redemption. The voting rights provided in this Section 6(e) shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series I Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds for the redemption have been set aside in accordance with Section 6(c).

(v) Changes for Clarification. Without the vote or consent of the holders of Series I Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series I Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series I Preferred Stock to:

(1) cure any ambiguity, or to cure, correct or supplement any provision contained in these Articles of Incorporation that may be defective or inconsistent; or

(2) make any provision with respect to matters or questions arising with respect to the Series I Preferred Stock that is not inconsistent with the provisions of these Articles of Incorporation.

(vi) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series I Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules or procedures the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of these Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series I Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series I Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series I Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the respective specified liquidation amounts of the shares of Series I Preferred Stock and Voting Preferred Stock voted or covered by the consent. Subject to any limitations imposed by applicable law, any action required or permitted by these Articles of Incorporation to be taken by the holders of Series I Preferred Stock at a shareholders’ meeting may be taken without a meeting if the action is taken by the written consent of holders of the Series I Preferred Stock of not less than the minimum number of outstanding shares of Series I Preferred Stock entitled to vote on the action.

(f) Notices. All notices or communications in respect of the Series I Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if given in such other manner as may be permitted herein, in these Articles of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series I Preferred Stock or depositary shares representing an interest in shares of Series I Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Series I Preferred Stock in any manner permitted by DTC.

(g) No Conversion Rights. The holders of shares of Series I Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

(h) Preemptive Rights. The holders of shares of Series I Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

(i) Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series I Preferred Stock may deem and treat the record holder of any share of Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(j) Stock Certificates. The Corporation may at its option issue shares of Series I Preferred Stock without certificates.

(k) Other Rights. The Series I Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in these Articles of Incorporation or as provided by applicable law.

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